________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             AUTOTOTE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

         .......................................................................

    (2) Aggregate number of securities to which transaction applies:

        ........................................................................

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

       .........................................................................

   (4) Proposed maximum aggregate value of transaction:

       .........................................................................

   (5) Total fee paid:

       .........................................................................

[ ] Fee paid previously with preliminary materials.

       .........................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ........................................................................

    (2) Form, Schedule or Registration Statement No.:

        ........................................................................

    (3) Filing Party:

        ........................................................................

    (4) Date Filed:

        ........................................................................

________________________________________________________________________________

                                     [Logo]

                                                               February 22, 2000

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Autotote Corporation to be held at 10:00 a.m., local time, on Thursday, March 23, 2000, at the Metropolitan Club, 1 East 60th Street, New York, New York.

    At the Annual Meeting you will be asked to elect five Directors, to approve an amendment to the Autotote Corporation 1997 Incentive Compensation Plan and to ratify the appointment of KPMG LLP as independent accountants for the Company's next fiscal year.

    The Board of Directors recommends that you vote FOR the election of all five nominees as Directors, FOR approval of the amendment to the Company's 1997 Incentive Compensation Plan and FOR ratification of the appointment of the independent accountants.

    Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. Therefore, regardless of the number of shares you own, please sign, date and mail the enclosed proxy in the return envelope provided.

    At the Annual Meeting, we will also report to you on the Company's activities during 1999 and our goals for 2000. Members of the Board of Directors and management will be pleased to respond to any questions you may have.

                                           Sincerely,

                                           /s/ A. Lorne Weil

                                           A. Lorne Weil
                                           Chairman of the Board

                              AUTOTOTE CORPORATION
                        750 LEXINGTON AVENUE, 25TH FLOOR
                               NEW YORK, NY 10022

                       ---------------------------------
                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS
                       ---------------------------------

    Notice is hereby given that the Annual Meeting of Stockholders of Autotote Corporation (the 'Company') will be held at 10:00 a.m., local time, on Thursday, March 23, 2000, at the Metropolitan Club, 1 East 60th Street, New York, New York, for the following purposes:

    1. To elect five members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

    2. To approve the adoption of an amendment to the Autotote Corporation 1997 Incentive Compensation Plan to increase the number of shares of the Company's Class A Common Stock available for awards thereunder.

    3. To ratify the appointment of KPMG LLP as independent accountants for the Company for the fiscal year ending October 31, 2000.

    4. To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof. The Board of Directors is not presently aware of any such matter.

    All holders of record of the Company's Class A Common Stock at the close of business on February 11, 2000 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of these holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Secretary of the Company at 750 Lexington Avenue, New York, New York, and will be available for inspection at the meeting itself.

    Whether or not you plan to be personally present at the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised, in the manner described in the enclosed Proxy Statement.

                                          By Order of the Board of Directors

                                          Martin E. Schloss
                                          Vice President, General Counsel and
                                          Secretary

Dated: February 22, 2000

                              AUTOTOTE CORPORATION
                        750 LEXINGTON AVENUE, 25TH FLOOR
                            NEW YORK, NEW YORK 10022

                         -----------------------------
                                PROXY STATEMENT
                         -----------------------------

                                  INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the 'Board') of Autotote Corporation, a Delaware corporation (the 'Company'), of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, March 23, 2000, at 10:00 a.m., local time, at the Metropolitan Club, 1 East 60th Street, New York, New York, and any adjournment thereof (the 'Annual Meeting'), for the purposes set forth in the Notice of Annual Meeting of Stockholders. It is expected that this Proxy Statement and enclosed form of proxy will be mailed to stockholders commencing on or about February 24, 2000.

    All holders of the Company's Class A Common Stock, $.01 par value per share (the 'Common Stock'), at the close of business on February 11, 2000, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting, will be entitled to vote at the Annual Meeting. At the close of business on February 11, 2000, a total of 36,549,669 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on all matters that properly come before the Annual Meeting. The shares of Common Stock represented by a properly signed and returned proxy card will be voted in the manner specified by the stockholder. If no instructions are specified in a signed and returned proxy card, the shares will be voted FOR the election of the five nominees for director named in this Proxy Statement, FOR adoption of the amendment to the Company's 1997 Incentive Compensation Plan and FOR ratification of the appointment of KPMG LLP as independent accountants. A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by submitting a new proxy bearing a later date or by voting in person at the Annual Meeting.

    The Company is not aware of any matter other than those described in this Proxy Statement that will be acted upon at the Annual Meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

    The annual report of the Company for the fiscal year ended October 31, 1999, including the full text of the Company's Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission ('SEC') on January 28, 2000, is being mailed to the Company's stockholders with this proxy statement.

VOTING

    A majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by brokers or nominees that the broker or nominee does not have discretionary power to vote on a particular matter, and as to which instructions have not been received from the beneficial owners or persons entitled to vote) will count as shares that are present and entitled to vote for purposes of determining a quorum. Assuming a quorum is present, directors will be elected by a plurality of the votes cast by proxy or in person at the Annual Meeting. Approval of any matter other than the election of directors requires the affirmative vote of a majority of the number of shares entitled to vote, present in person or represented by proxy, at the Annual Meeting. In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. With respect to adoption of the amendment to the Company's 1997 Incentive Compensation Plan and the ratification of the appointment of the independent accountants, abstentions are considered to be shares present and entitled to vote and will have the effect of a negative vote on the matter, and broker non-votes are not counted as shares eligible to vote and will have no effect on the outcome of the matter.

SECURITY OWNERSHIP

    The following table sets forth certain information as of December 31, 1999 as to the security ownership of those persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock of the Company, each of the Company's directors, each of the executive officers named in the Summary Compensation Table below, and all of the Company's directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

                             SHARES OF COMMON STOCK

                    NAME                                      NUMBER(1)       PERCENT(1)
                    ----                                      ---------       ----------
Oaktree Capital Management, LLC ............................  8,119,300(2)      21.30%
  550 South Hope Street
  Los Angeles, CA 90071
State of Wisconsin Investment Board ........................  3,036,553(3)       8.35%
  P.O. Box 7842
  Madison, WI 54707
A. Lorne Weil ..............................................  3,297,703(4)       8.44%
  750 Lexington Avenue, 25th Floor
  New York, New York 10022
Larry J. Lawrence ..........................................  2,534,138(5)       6.83%
  c/o Allegra Partners
  515 Madison Avenue, 29th Floor
  New York, New York 10022
Alan J. Zakon...............................................  1,408,781(6)       3.81%
Marshall Bartlett...........................................    146,250(7)       *
Sir Brian G. Wolfson........................................    241,250(8)       *
Gerald Lawrence.............................................    282,250(9)       *
Martin E. Schloss...........................................    268,750(10)      *
DeWayne E. Laird............................................    125,250(11)      *
All directors and executive officers as a group (consisting
  of 8 persons)(4)(5)(6)(7)(8)(9)(10)(11)...................  8,304,372(12)     20.12%

---------

* Represents less than 1% of the outstanding shares of Class A Common Stock.

(1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Owners of options, warrants or other convertible securities exercisable or convertible within 60 days of December 31, 1999 are deemed to be the beneficial owners of the securities which may be acquired. The percentage of outstanding securities reported reflects the assumption that only the person whose ownership is being reported has exercised or converted his options, warrants or convertible securities.

(2) Includes 4,785,492 shares, and 1,680,000 shares issuable upon conversion of debentures, held by the OCM Opportunities Fund, L.P., representing 16.99% of the outstanding Common Stock, and 1,435,800 shares held by the OCM Principal Opportunities Fund, L.P., representing 3.95% of the outstanding Common Stock. Also includes 148,008 shares, and 70,000 shares issuable upon conversion of debentures, held by a third party account. Oaktree Capital Management, LLC is the general partner of each of the Funds and investment manager of the third party account and may be deemed to beneficially own all of such shares.

(3) Based on a Schedule 13G/A filed with the SEC on February 4, 2000.

(4) Includes (a) 1,683,000 shares issuable upon exercise of stock options and
    (b) 1,011,296 shares issuable upon exercise of warrants held by Mr. Weil. Also includes (a) 26,945 shares and (b) 14,345 shares issuable upon exercise of a warrant held by a 'grantor trust' established in connection with the Company's Deferred Compensation Plan.

(5) Includes (a) 131,250 shares issuable upon exercise of a stock option and (b) 594,914 shares issuable upon exercise of a warrant.

(6) Includes (a) 138,750 shares issuable upon exercise of stock options and (b) 491,881 shares issuable upon exercise of a warrant.

(7) Includes 86,250 shares issuable upon exercise of stock options.

(8) Includes (a) 101,250 shares issuable upon exercise of stock options and (b) 25,000 shares held by Millco Limited as nominee.

(9) Includes 271,250 shares issuable upon exercise of stock options.

(10) Includes 253,750 shares issuable upon exercise of stock options.

(11) Includes 123,750 shares issuable upon exercise of stock options.

(12) Includes (a) 2,789,250 shares issuable upon exercise of stock options and
     (b) 2,112,436 shares issuable upon exercise of warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on its review of the copies of the reports that the directors, officers and ten percent holders filed with the SEC and on the representations made by the Company's officers and directors, the Company believes that all filing requirements applicable to its officers, directors and ten percent holders were complied with during fiscal 1999, except that Oaktree Capital Management, LLC filed a late Form 3 and a late Form 4 which disclosed one acquisition.

COST OF SOLICITATION

    Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies in person or by telephone or telegram. The Company also has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee of $4,000 plus reimbursement of reasonable out-of-pocket costs and expenses.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

    The Board has set the number of directors to be elected for the coming year at five. Each director shall be elected at the Annual Meeting of Stockholders for a term of one year and until his successor is duly elected and qualified. The Board recommends that the stockholders elect the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named below unless otherwise indicated on those proxies. Cumulative voting is not permitted. Each nominee is presently a director of the Company. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting for reasons not now known to the Company, the proxies named in the enclosed proxy may vote for a substitute nominee at their discretion. Certain information regarding the nominees as of January 31, 2000 is set forth below.

                                                                              DIRECTOR
               NAME                 AGE                POSITION                SINCE
               ----                 ---                --------                -----
A. Lorne Weil.....................  54    Chairman of the Board, President      1989
                                            and Chief Executive Officer (1)
Marshall Bartlett.................  74    Director (2)                          1991
Larry J. Lawrence.................  57    Vice Chairman of the Board            1989
                                          (1)(2)(3)
Sir Brian G. Wolfson..............  64    Director                              1988
Alan J. Zakon.....................  64    Director (1)(2)(3)                    1993

---------

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

    Mr. A. Lorne Weil has been a director of the Company since December 1989, Chairman of the Board since October 1991, Chief Executive Officer of the Company since April 1992 and President of the Company since August 1997. Mr. Weil held various senior management positions with the Company and its subsidiaries from October 1990 to April 1992 and was a director and consultant to Autotote Systems, Incorporated from 1982 until it was acquired by the Company in 1989. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Mr. Weil is currently a director of Fruit of the Loom, Inc., General Growth Properties, Inc. and XESystems Inc.

Mr. Marshall Bartlett has been a director of the Company since December 1991. Mr. Bartlett acted as a consultant to the Company from June 1994 to June 1995 and was employed by the Company in various capacities from June 1993 to June 1994. Mr. Bartlett was Executive Vice President and Chief Operating Officer of Bourns Inc., an electronic component manufacturer, from 1979 until his retirement in 1991.

Mr. Larry J. Lawrence has been a director of the Company since December 1989 and Vice Chairman of the Board since August 1997. Mr. Lawrence is co-founder and since 1985 has been managing partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private equity fund manager. He has been managing partner of LTOS II Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith II, since 1990. Mr. Lawrence has been general partner of Allegra Partners III, L.P., the general partner of Allegra Capital
Partners III, L.P., since May 1995, and has been managing partner of Allegra Partners IV, L.P., the general partner of Allegra Capital Partners IV, L.P. since January 2000. Mr. Lawrence served as a director of Autotote Systems, Incorporated until it was acquired by the Company in 1989. Mr. Lawrence is currently a director of several private companies.

Sir Brian G. Wolfson has been a director of the Company since 1988. Sir Brian served as Vice Chairman of the Company's Board of Directors from May 1995 to August 1997 and as Acting President and Chief Executive Officer of the Company from June 1991 to October 1991. Sir Brian served as Chairman from 1987 to
May 1995, and as Deputy Chairman from May 1995 to September 1995, of Wembley plc, a United Kingdom corporation. Sir Brian is currently Chairman of the Board of Natural Health Trends Corp., Chairman of the Board of Fruit of the Loom, Inc., Chairman of the Board of Kepner-Tregoe Inc. and a director of Playboy Enterprises, Inc.

Mr. Alan J. Zakon has been a director of the Company since 1993 and Chairman of the Executive Committee of the Board since August 1997. Mr. Zakon served as Vice Chairman of the Company's Board of Directors from May 1995 to August 1997. Mr. Zakon served as a managing director of Bankers Trust Corporation from 1989 to April 1995, and as Chairman of the Strategic Policy Committee of Bankers Trust Corporation from 1989 to 1990. Mr. Zakon served as Chairman of the Board of Boston Consulting Group from 1986 until 1989. Mr. Zakon is currently a director of MicroFinancial Inc. and Arkansas Best Corporation.

          THE BOARD RECOMMENDS A VOTE 'FOR' EACH OF THE FIVE NOMINEES.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors, consisting of A. Lorne Weil (Chairman), Marshall Bartlett, Larry J. Lawrence, Sir Brian G. Wolfson and Alan J. Zakon, held a total of five meetings during fiscal 1999. All directors attended each meeting of the Board, except for Mr. Lawrence who attended four of the Board's five meetings. All directors attended each meeting of the committees of the Board of which they were members that were held during fiscal 1999, except as indicated below.

    The Audit Committee of the Board, consisting of Larry J. Lawrence (Chairman), Marshall Bartlett and Alan J. Zakon, held three meetings during fiscal 1999. The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for approving their services and for reviewing and evaluating, with the independent auditors and management, the Company's accounting policies and its system of internal accounting controls.

    The Compensation Committee of the Board, currently consisting of Alan J. Zakon (Chairman) and Larry J. Lawrence, held four meetings during fiscal 1999. Sir Brian G. Wolfson served on the Committee until October 27, 1999 and attended two of the four meetings held during fiscal 1999. The Compensation Committee determines the compensation of executive officers of the Company, makes recommendations to the Board with regard to the adoption of new employee benefit plans, and administers and approves awards under the Company's compensation plans, including the Annual Incentive Compensation Plan, the 1984 Stock Option Plan, as amended, the 1992 Equity Incentive Plan, as amended and restated (the '1992 Plan'), the 1995 Equity Incentive Plan, as amended, and the 1997 Incentive Compensation Plan, as amended (the '1997 Plan').

    The Executive Committee of the Board, consisting of Alan J. Zakon (Chairman), Larry J. Lawrence and A. Lorne Weil, held four meetings during fiscal 1999. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company between regular meetings of the full Board of Directors, subject to Delaware law.

    The Board does not have a nominating committee.

    During fiscal 1999, no director attended fewer than 75% of the total number of meetings of the Board and the committees of the Board on which he served.

                  EXECUTIVE COMPENSATION; CERTAIN ARRANGEMENTS

EXECUTIVE COMPENSATION

    The following table shows the compensation awarded or paid by the Company for services rendered for the years ended October 31, 1997, 1998 and 1999 to the Chief Executive Officer and the individuals who, in fiscal 1999, were the other highest paid Executive Officers of the Company who received in excess of $100,000 in salary and bonuses in that year (collectively, the 'Named Executive Officers').

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                       ANNUAL COMPENSATION      COMPENSATION
                                       -------------------      ------------
                                                                   AWARDS
                                                                   ------
                                                                 SECURITIES
                                                                 UNDERLYING     ALL OTHER
                                           SALARY    BONUS(1)     OPTIONS      COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     ($)       ($)          (#)            ($)
   ---------------------------      ----   -------   --------   ------------   ------------
A. Lorne Weil ....................  1999   481,888   481,888     1,136,000        16,400(2)
  President and                     1998   475,000   683,068(3)    100,000        12,800(4)
  Chief Executive Officer           1997   441,000   441,000       200,000        12,800(5)

Gerald Lawrence ..................  1999   262,000   114,380        37,000         8,000(2)
  Executive Vice President          1998   245,700    91,799        23,000         8,000(4)
                                    1997   230,000    93,700       150,000        19,100(5)

Martin E. Schloss ................  1999   225,000   112,500        32,000         8,000(2)
  Vice President, General           1998   225,000    78,372        23,000         8,000(4)
  Counsel and Secretary             1997   210,000    89,800       150,000         8,000(5)

DeWayne Laird ....................  1999   175,000    87,500        60,000         8,000(2)
  Vice President and                1998   150,000    61,088        15,000         8,000(4)
  Chief Financial Officer           1997   130,000    58,500       105,000         2,200(5)

---------

(1) See 'Report of the Compensation Committee,' which describes performance based bonuses awarded to the Named Executive Officers.

(2) Amounts of All Other Compensation for fiscal 1999 include the following:

      (i) Contributions to the Company's defined contribution retirement plan for salaried employees:
          Mr. Weil, $8,000; Mr. G. Lawrence, $8,000; Mr. Schloss, $8,000;
          Mr. Laird, $8,000.

     (ii) Life insurance coverage: Mr. Weil, $8,400.

(3) Consists of (i) a cash signing bonus in the amount of $275,000 payable in connection with Mr. Weil entering into an employment agreement with the Company as of November 1, 1997, and (ii) a year-end bonus of $408,068 for fiscal 1998, payment of which was deferred by Mr. Weil pursuant to the Company's Deferred Compensation Plan.

(4) Amounts of All Other Compensation for fiscal 1998 include the following:

      (i) Contributions to the Company's defined contribution retirement plan for salaried employees:
          Mr. Weil, $8,000; Mr. G. Lawrence, $8,000; Mr. Schloss, $8,000;
          Mr. Laird, $8,000.

     (ii) Life insurance coverage: Mr. Weil, $4,800.

(5) Amounts of All Other Compensation for fiscal 1997 include the following:

      (i) Contributions to the Company's defined contribution retirement plan for salaried employees:
          Mr. Weil, $8,000; Mr. G. Lawrence, $8,000; Mr. Schloss, $8,000;
          Mr. Laird, $2,200.

     (ii) Life insurance coverage: Mr. Weil, $4,800.

    (iii) Automobile allowance: Mr. G. Lawrence, $800.

     (iv) Relocation reimbursement: Mr. G. Lawrence, $10,300.

STOCK OPTIONS

    The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended October 31, 1999.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                       OPTIONS GRANTED IN FISCAL YEAR 199             ANNUAL RATES OF STOCK
                                              INDIVIDUAL GRANTS(1)                   PRICE APPRECIATION FOR
                               ---------------------------------------------------       OPTION TERM(2)
            (A)                   (B)            (C)           (D)         (E)          (F)          (G)
-----------------------------  ----------   --------------   --------   ----------   ---------   -----------
                               NUMBER OF      % OF TOTAL
                               SECURITIES      OPTIONS
                               UNDERLYING     GRANTED TO     EXERCISE
                                OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION      5%           10%
NAME                           GRANTED(3)    FISCAL YEAR      ($/SH)       DATE         ($)          ($)
----                           ----------    -----------      ------       ----         ---          ---
A. Lorne Weil................   136,000          7.31%        $1.75       2-17-09    $149,677    $  379,311
A. Lorne Weil................   582,000         31.29%        $2.625      7-07-09    $960,793    $2,434,840
A. Lorne Weil................   418,000         22.47%        $2.625      7-07-09    $690,055    $1,748,734
Gerald Lawrence..............    37,000          1.99%        $1.75       2-17-09    $ 40,721    $  103,195
Martin E. Schloss............    32,000          1.72%        $1.75       2-17-09    $ 35,218    $   89,250
DeWayne E. Laird.............    35,000          1.88%        $1.625     10-31-08    $ 35,768    $   90,644
DeWayne E. Laird.............    25,000          1.34%        $1.75       2-17-09    $ 27,514    $   69,726

---------

(1) These options were granted pursuant to stock option plans that have been approved by the stockholders of the Company, and the provisions of the options are governed by the respective plan and the recipient's option agreement. The options entitle the holder to purchase shares of Common Stock at a price which is equal to the fair market value of the stock on the date the option was granted. Payment of this price may be made in cash or, subject to certain requirements, through delivery of shares of Common Stock or other consideration. The payment of withholding taxes due upon exercise of the option may be made with shares of Common Stock.

(2) Represents the product of (i) the difference between (a) the per-share fair market price at the time of the grant compounded annually at the assumed rate of appreciation over the term of the option, and (b) the per-share exercise price of the option, and (ii) the number of shares underlying the grant at October 31, 1999.

(3) These options become exercisable in four equal installments, one-quarter of the total on each of the first, second, third and fourth anniversaries of the date of grant, except for Mr. Weil's option to purchase 418,000 shares which becomes exercisable in eleven equal installments, one-eleventh of the total on November 1, 1999 and on each of January 1, 2000, 2001, 2002, 2003, 2004, 2005, 2006, 2007, 2008, and 2009. The options become fully vested and exercisable as of the time of a change in control, and during the 60-day period preceding a change in control, the option holder may, in lieu of exercise, be entitled to elect to receive payment in cash of the excess of the change in control price (as defined in the 1997 Plan) over the exercise price with respect to the unvested portion of the option. In the event a holder's employment is terminated without cause at the time of or within two years of a change in control (and in the case of Mr. Weil, at any time, and upon retirement, death or disability), his option may become fully vested and exercisable pursuant to his agreement with the Company (see 'Certain Arrangements Between the Company and its Directors and Officers - Employee Agreements'). The options may not be pledged or encumbered and may not be transferred otherwise than by will, by the laws of descent and distribution or to the designated beneficiary on file with the Company; upon the death of a holder other than Mr. Weil, the portion of the option which was vested immediately prior to his death may be exercised for a period of one year following his death, though no later than the expiration date of the option. In the event of a termination of employment other than for cause, or death, an option holder has the right to exercise such option at any time within
    (x) the three months following such termination, or (y) the period provided for pursuant to the Employee Agreements, though in either case no later than the expiration date of the option, for the full number of shares as to which the option was exercisable at the time of termination, or such greater number pursuant to the aforesaid Agreements. In the event of termination for cause, the option shall be canceled upon termination.

    The following table sets forth information for the Named Executive Officers with respect to fiscal 1999 year-end option values.

                         AGGREGATED OPTION EXERCISES IN
            FISCAL YEAR 1999, AND 1999 FISCAL YEAR-END OPTION VALUE

           (A)                 (B)           (C)               (D)                  (E)
-------------------------  -----------   -----------   -------------------   -----------------
                                                            NUMBER OF
                                                           SECURITIES            VALUE OF
                                                           UNDERLYING           UNEXERCISED
                                                           UNEXERCISED          IN-TH-MONEY
                                                           OPTIONS AT           OPTIONS AT
                                                          OCT. 31, 1999        OCT. 31, 1999
                             SHARES                            (#)                  ($)
                           ACQUIRED ON      VALUE         EXERCISABLE/         EXERCISEABLE/
NAME                       EXERCISE(#)   REALIZED($)      UNEXERCISABLE        UNEXERCISABLE
----                       -----------   -----------      -------------        -------------
A. Lorne Weil............    -0-           -0-         1,454,750/1,379,250   $266,813/$260,500
Gerald Lawrence..........    -0-           -0-             212,000/148,000   $112,500/$142,563
Martin E. Schloss........    -0-           -0-             208,250/136,750   $ 82,813/$108,813
DeWayne E. Laird.........    -0-           -0-              90,000/135,000   $ 86,719/$122,656

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee (the 'Committee') of the Board of Directors of the Company for fiscal 1999 consisted of Alan J. Zakon, Larry J. Lawrence and Sir Brian G. Wolfson, who served on the Committee until October 27, 1999. The Committee's responsibilities include determining the compensation of the Company's executive officers, making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans, and administering and making awards under the Company's compensation and stock option plans. No member of this Committee was an officer or employee of the Company during fiscal 1999. Sir Brian G. Wolfson held an official position with the Company's French subsidiary during fiscal 1999, although he received no compensation in connection with such position.

COMPENSATION COMPONENTS AND PHILOSOPHY

    The principal components of the Company's compensation program consist of base salaries, cash bonuses and stock options. The Company's compensation program is designed to align management and stockholder interests by providing incentive compensation through stock option awards and performance-based bonuses. The Committee receives input from the Company's Chief Executive Officer and other senior managers in the Company and reviews their proposals concerning executive compensation before making a final determination concerning the scope and nature of compensation arrangements. It is the Company's current policy to establish, structure and administer compensation plans and arrangements so that the deductibility to the Company of such compensation will not be limited under
Section 162(m) of the Internal Revenue Code.

EXECUTIVE OFFICER COMPENSATION

    Base salaries for key employees are reviewed by the Committee on an annual basis in conjunction with the Company's annual budget for the upcoming fiscal year. The Company's philosophy is to provide base salaries at a level comparable to positions of similar responsibility in similar companies and industries in order to retain the services of key employees who are in a position to make significant contributions to the Company's attainment of its objectives.

ANNUAL INCENTIVE COMPENSATION

    During fiscal 1996, the Company established an annual incentive compensation plan which provides bonus opportunities for the Company's key executive personnel based on three criteria: (1) the Company's overall financial performance relative to the budget for a given fiscal year as approved by the Board of Directors, (2) the financial performance of individual business units of the Company for executives directly involved with the operation of those units, and (3) a qualitative assessment by the Committee of individual performance not directly measurable by financial results pursuant to recommendations made by the Chief Executive Officer and other senior managers in the Company. Financial performance for the Company and its business units was principally measured by attainment of 'EBITDA' (Earnings Before Interest, Taxes, Depreciation and Amortization) targets for 1999.

Potential payments under the annual incentive compensation plan during fiscal 1999 ranged from 25% to 50% of base salary for executives other than the Chief Executive Officer. The purpose of the Plan is to reward employees who have made significant contributions to the Company's achievement of its objectives and to provide an incentive for further contributions. Bonuses were paid under the plan to executives of the Company for fiscal 1999 for the achievement by the Company and its business units of financial performance targets as well as various strategic objectives during the fiscal year which significantly strengthened and expanded the Company's businesses, including the following:

     Across the board growth of our North American pari-mutuel businesses in fiscal 1999.

     Completion of the ECLIPSE'TM' central system.

     Award of contract by New Jersey Sports and Exposition Authority to provide tote services to the Meadowlands Racetrack and Monmouth Park.

     Sale, installation and successful launch of a new tote system for the Irish Horseracing Association.

     Delivery of nearly 12,000 EXTREMA'TM' terminals to SISAL Italia S.p.A. in Italy and the Horserace Totalizator Board of the U.K.

     Launch of the 8:1 satellite compression project in order to both expand capacity and significantly lower operating costs.

     Acquisition of assets to become sole provider of tote and simulcasting services to thoroughbred racetracks in Germany.

     Successful implementation of a new lottery in Montana and selection as lottery supplier for Vermont.

    Fiscal 1999 incentive awards to the Named Executive Officers totaled
$796,268.

STOCK OPTION PLAN

    While base salary and the annual incentive compensation components are tied to employee responsibility and the Company's financial performance and progress in achieving strategic goals, the purpose of stock option grants is to align stockholder and employee interests by providing a component of compensation tied directly to the performance of the Company's stock price. During fiscal 1999, Messrs. Weil, Lawrence, Schloss and Laird received options to purchase 136,000, 37,000, 32,000 and 25,000 shares, respectively; such amounts representing approximately 50% of the maximum cash incentive award payable to the executives for fiscal 1999 pursuant to the aforesaid incentive plan, divided by the fair market value of the Company's Common Stock on the date of grant. In addition, Mr. Laird received an option to purchase 35,000 shares in connection with his promotion to the position of Chief Financial Officer, and Mr. Weil received a special grant of options to purchase 1,000,000 shares, including an 'incentive stock option' covering 418,000 shares, in recognition of his significant contribution to the financial and strategic progress of the Company over the previous five years.

CEO COMPENSATION

    Effective November 1, 1997, the Company and A. Lorne Weil entered into a three-year employment agreement, which was amended by letter dated September 10, 1998 (the 'Weil Employment Agreement'). Pursuant to the Weil Employment Agreement, Mr. Weil received a base salary of $481,888 for fiscal 1999. The Weil Employment Agreement provides Mr. Weil with an opportunity to earn annual incentive compensation in amounts determined by the Committee in accordance with the Company's annual incentive compensation plan, provided that the opportunity shall not be less than 25% of his base salary for achievement of target level performance, an additional amount of not less than 25% of his base salary for achievement of a specified level of performance in excess of the target level, and an additional amount, in the Board's discretion, of up to 50% of his base salary upon achievement of strategic objectives. Mr. Weil was awarded a fiscal year-end incentive award of $481,888, as a result of the Company and Mr. Weil having achieved the financial and performance objectives referred to above.

                                          Compensation Committee
                                          Alan J. Zakon, Chairman
                                          Larry J. Lawrence

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors for fiscal 1999 consisted of Alan J. Zakon (Chairman), Larry J. Lawrence and Sir Brian G. Wolfson, who ceased serving on the Committee as of October 27, 1999.

    Sir Brian G. Wolfson held an official position with the Company's French subsidiary during fiscal 1999, although he received no compensation for such position.

    For information relating to the compensation of the directors who serve on the Compensation Committee, see 'Certain Arrangements Between the Company and its Directors and Officers -- Directors' Compensation' below.

    For information relating to an amendment of warrants originally issued as of October 31, 1991, the holders of which warrants include members of the Compensation Committee, see 'Certain Transactions' below.

CERTAIN ARRANGEMENTS BETWEEN THE COMPANY AND ITS DIRECTORS AND OFFICERS

DEFERRED COMPENSATION

    During fiscal 1998, the Board adopted a non-qualified deferred compensation plan (the 'Deferred Compensation Plan'), and established a 'grantor trust' to assist it in meeting its obligations under the plan. The plan enables eligible employees and directors to defer receipt of a part of their compensation to a future year. The individuals eligible to participate in the plan consist of (x) certain key employees selected by the Company each year (for fiscal 1999, all of the annual incentive compensation plan participants) with respect to up to 100% of the compensation which may be payable as any end-of-year bonus, and (y) all of the non-employee directors of the Company, with respect to up to 100% of the fees which may be payable for director services. Deferral elections generally must be made prior to the beginning of the Company's fiscal year for which compensation is paid. It is intended that amounts deferred under the Deferred Compensation Plan will not be subject to any federal and, in most cases, state and local income taxes until participants receive payment from the plan. Accounts will be maintained for each of the participants, who will elect to have their accounts mirror the performance of investment options that the Company may offer from time to time. Unless participants elect to extend a deferral period, deferrals and related earnings will be paid as soon as practicable following the end of the deferral period. Accounts under the Deferred Compensation Plan may be distributed prior to that date if a participant leaves the Company, dies or becomes disabled, if there is a change in control, if the Company terminates the Plan or, under extremely limited circumstances, in the event of an 'unforeseeable emergency'. None of the non-employee directors or Named Executive Officers, other than Mr. Weil, participate in the plan. Mr. Weil deferred his fiscal 1998 bonus into the plan and such compensation is held in a self-directed deferred compensation account.

EMPLOYEE AGREEMENTS

    Effective November 1, 1997 (the 'Effective Date'), the Company and A. Lorne Weil entered into a three-year employment agreement, pursuant to which Mr. Weil received a cash signing bonus of $275,000. Mr. Weil's agreement was amended by letter dated September 10, 1998 (as amended, the 'Weil Employment Agreement'). The Weil Employment Agreement provides for a base salary at the initial annual rate of $475,000, subject to annual increases in accordance with the Consumer Price Index, an opportunity for annual incentive compensation of not less than 25% of his base salary for achievement of target level performance, an additional amount of not less than 25% of his base salary for achievement in excess of the target level, and an additional amount, in the Board's discretion, of up to 50% of his base salary upon achievement of strategic objectives. The term of the Weil Employment Agreement extends automatically each year unless either party serves written notice six months prior to the date upon which such extension would become effective. Pursuant to the Weil Employment Agreement, if the Company terminates Mr. Weil's employment without Cause (as defined in the Weil Employment Agreement), which includes the Company's election not to extend the term, or Mr. Weil terminates his employment for Good Reason (as defined in the Weil Employment Agreement) (i) prior to or more than two years after a Change in Control (as defined in the Weil Employment Agreement), Mr. Weil will be entitled to: (a) receive cash severance over a period of two years in the amount equal to two times the sum of his then current base salary and the annual incentive compensation payable to Mr. Weil upon achievement of the target level of performance for the year of termination;
(b) retain all stock options held at termination, such options becoming vested and exercisable at the date of termination, and any such options which were granted on or after the Effective Date or, if previously granted, were not 'in the money' on such date, will remain exercisable until the scheduled expiration date of such options; (c) receive a pro rata annual incentive amount, in accordance with a formula, for the year of termination; and (d) continue participation in certain employee benefit plans for a period of two years, but not after age 65, and if such plans do not allow such continuation, receive payment in lieu of such benefits; (ii) simultaneous with or within two years after a Change in Control, Mr. Weil will be entitled to: (a) receive cash severance in a lump sum equal to three times the sum of his then current base salary and the higher of the average annual incentive compensation paid for the prior three years and the annual incentive compensation payable upon achievement of the target level of performance for the year of termination; (b) retain all stock options in the manner described above; (c) full vesting and settlement of all deferred stock held at termination; (d) receive a pro rata annual incentive amount for the year of termination; and (e) continue participation in certain employee benefit plans for a period of three years, but not after age 65, and if such plans do not allow such continuation, receive payment in lieu of such benefits. The Weil Employment Agreement also provides that if Mr. Weil's employment terminates due to retirement, death, or disability, Mr. Weil will be entitled to: (a) retain all stock options held at termination, such options becoming vested and exercisable, and such options which were granted on or after the Effective Date will be exercisable until the earlier of three years and the scheduled expiration date of such options; and (b) receive a pro rata annual incentive amount for the year of termination. If Mr. Weil's employment terminates due to disability, Mr. Weil will also be entitled to continue participation in certain employee benefit plans until age 65, and if such plans do not allow such continuation, to receive payment in lieu of such benefits.

    Effective as of November 1, 1997 (the 'Effective Date'), the Company entered into a Change in Control Agreement (the 'Change in Control Agreements') with each of the Named Executive Officers (other than Mr. Weil), and with other executives of the Company and its subsidiaries. The Change in Control Agreements provide for an initial term of three years ending on October 31, 2000, which extends automatically each year without further action by either party, unless either party serves written notice upon the other party six months prior to the date upon which such extension would become effective. Pursuant to the Change in Control Agreements, if the Company terminates the employment of any of the individuals party to the agreement (the 'Executives') without Cause (as defined in the Change in Control Agreements), or an Executive terminates his employment for Good Reason (as defined in the Change in Control Agreements), at the time of or within two years following a Change in Control (as defined in the Change in Control Agreements), such Executive will be entitled to: (a) receive cash severance in a lump sum equal to two times the sum of his then current base salary and the higher of the average annual incentive compensation paid to him for the three prior years, and the annual incentive compensation payable to him upon achievement of the target level of performance for the year of termination;
(b) retain all stock options held at termination, such options becoming vested and exercisable at the date of termination, and any such options which were granted on or after the Effective Date or, if previously granted, were not 'in the money' on such date, will remain exercisable until the earlier of 36 months after termination and the scheduled expiration date of such options; (c) full vesting and settlement of all deferred stock held at termination; (d) receive a pro rata annual incentive amount, in accordance with a formula, for the year of termination; and (e) continue participation in certain employee benefit plans until the earliest of 18 months, the date equivalent benefits are provided by a subsequent employer, and age 65, and if such plans do not allow such continuation, to receive payment in lieu of such benefits.

    The Change in Control Agreements also provide that if an Executive's employment with the Company is terminated without Cause and he is not entitled to the severance described above, the Executive will be entitled to receive a lump sum cash payment equal to his then current base salary.

DIRECTORS' COMPENSATION

    Each director who is not an employee of the Company is paid an annual retainer of $30,000, except Mr. Lawrence, who serves as Vice Chairman of the Board and, beginning with fiscal 2000, Mr. Zakon, who serves as Chairman of the Executive Committee are each paid $150,000. The amount paid for fiscal 1999 to the Chairman of the Executive Committee was raised from $75,000 to $125,000. The increases for 1999 and 2000 reflect the significantly increased activity of the Executive Committee Chairman. Directors also receive $1,000 plus expenses for each Board meeting attended, $1,000 plus expenses for each committee meeting attended in person and held on a day other than one on which a Board meeting is held and $500 plus expenses for each committee meeting attended that is held on the same day as a Board meeting or that is held by telephone conference call. Members of the Executive Committee do not receive fees for attending meetings thereof.

    The Company's 1992 Plan provides that each director who is not an employee of the Company shall receive an automatic annual grant of Non-Employee Director Restricted Stock on November 1, 1998 (and on each anniversary thereof, through and including November 1, 2000), in an amount equal to the lesser of (x) 10,000 shares of Non-Employee Director Restricted Stock and (y) that number of shares of Non-Employee Director Restricted Stock having an aggregate value of $30,000 on the date of grant. Accordingly, on November 1, 1998, each director who is not an employee received the formula amount of 10,000 shares of Non-Employee Director Restricted Stock (the value of 10,000 shares being less than $30,000 on November 1, 1998). The restrictions on these awards lapse as to one-third of the securities at the close of business on the day before each of the first three anniversaries of the date of the grant, viz., October 31, 1999, 2000 and 2001, or in full if the non-employee director ceases to serve as a director as a result of death, disability, retirement at or after the age of 65, the failure to be renominated or reelected, or in the event of a consolidation or merger of the Company or a sale of substantially all of the Company's assets.

CERTAIN TRANSACTIONS

    Warrants to purchase approximately 2.3 million shares of Common Stock, which were originally issued as of October 31, 1991 to holders of certain of the Company's subordinated debentures outstanding on that date, were amended and restated as of November 2, 1998. The amendment extended the expiration date of the warrants from October 31, 1999 to October 31, 2002, in consideration for (i) a provision precluding exercise thereof prior to November 1, 1999, except in the event of a change in control, and (ii) an increase of the exercise price from $1.6357 per share to $1.6875 per share. A. Lorne Weil, Larry J. Lawrence, Alan
J. Zakon, and The Lorne Weil 1989 Trust, holders of warrants to purchase 982,605, 594,914, 491,881, and 98,146 shares, respectively, of the Company's Common Stock, each received an amended and restated warrant. The securities in the Trust are held for the benefit of Mr. Weil's children and Mr. Weil disclaims beneficial ownership of such securities.

    Richard Weil, the brother of A. Lorne Weil, is Vice President of International Business Development for Autotote Systems Inc., a subsidiary of the Company. Richard Weil received a base salary of $160,400 and a bonus of $87,500 for fiscal 1999.

    Brennen Lawrence, the son of Gerald Lawrence, is Director of Sales and Marketing for Autotote Systems, Inc.'s Communications Division. Brennen Lawrence received a base salary of $58,300 and a bonus of $13,000 for fiscal 1999.

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return from October 31, 1994 to October 31, 1999 on (a) the Company's Common Stock, (b) the American Stock Exchange ('AMEX') Market Value Index, on which Exchange the Company's shares of Common Stock are traded, (c) a peer group index of companies that provide services similar to those of the Company, consisting of International Lottery and Totalisator Systems, Inc., Churchill Downs, Inc. and GTECH Holdings Corp. (the 'Peer Group'), and (d) a peer group that was used by the Company for the preceding fiscal year, consisting of Penn National Gaming, Inc., International Lottery and Totalisator Systems, Inc. and Churchill Downs, Inc. (the 'Old Peer Group'). Powerhouse Technologies, Inc., a former member of the peer group index, is not included in the Peer Group due to its acquisition in June 1999 by Anchor Gaming, the majority of whose operations are not comparable to those of the Company. The Company chose to change the peer group index (adding GTECH and removing Penn National) due to changes in the operations and markets of the Company and of Penn National, which made the Old Peer Group less comparable. The Company elected to use a peer group index rather than a published industry or line-of-business index because the Company is not aware of any such published index of companies which, in terms of their businesses, are as comparable to the Company as those included in the peer group index. The peer group companies have been weighted based upon their relative market capitalization each year.


                   COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

                              [PERFORMANCE GRAPH]


                                   10/94    10/95   10/96    10/97   10/98   10/99

Autotote Corporation...........     100     17.14    7.50    13.93    9.29   14.64
Old Peer Group.................     100     92.41  145.53   156.99  142.96  120.00
Peer Group.....................     100    113.34  132.37   147.65  122.01   99.82
Amex Market Value..............     100    113.76  124.02   151.75  146.75  185.17

* ASSUMES $100 INVESTED ON 10/31/94 AND
THAT ALL DIVIDENDS WERE REINVESTED.
FISCAL YEAR ENDING OCTOBER 31.


              PROPOSAL 2 -- AMENDMENT OF THE AUTOTOTE CORPORATION
                        1997 INCENTIVE COMPENSATION PLAN

    The stockholders are being asked to approve an amendment to the Company's 1997 Incentive Compensation Plan (the '1997 Plan') which will increase the aggregate number of shares of Common Stock available for grants of stock options or other awards under the Plan by 1.8 million, to a total of 3.4 million shares. The amendment was adopted by the Board on February 10, 2000, subject to approval of the Company's stockholders. As of February 22, 2000, only 18,848 of the 1.6 million shares originally available under the 1997 Plan remained available for future awards.

    The proposed amendment will make 1.8 million additional shares available in order to continue to implement the goals of the 1997 Plan. The Board believes that attracting and retaining key employees is essential to the Company's growth and success. In addition, the Board believes that the long-term success of the Company is enhanced by a competitive and comprehensive compensation program, which may include incentives designed to motivate and reward such persons for outstanding service, including awards that link compensation to applicable measures of Company performance and the creation of stockholder value. Such awards will enable the Company to attract and retain key employees and enable such persons to acquire or increase their proprietary interest in the Company and thereby align their interests with the interests of the Company's stockholders. The Board believes that the body designated to administer the 1997 Plan (the 'Committee'), presently the Compensation Committee, should be given as much flexibility as possible to provide for incentive awards contingent on performance.

    The 1997 Plan was originally adopted and submitted to stockholders in part to respond to changes in regulations affecting the Company's executive compensation plans. Section 162(m) of the Internal Revenue Code (the 'Code') and the regulations thereunder generally limit the Company's tax deductions for compensation to certain executive officers to the extent the individual's compensation exceeds $1 million. With stockholder approval, certain awards under the 1997 Plan qualify as 'performance-based compensation' that is tax deductible by the Company without limitation under Code Section 162(m). The 1997 Plan is also intended to conform to the modified version of Rule 16b-3 under the Securities Exchange Act of 1934 ('Rule 16b-3') adopted by the SEC during 1996. Neither the adoption of the amendment to the 1997 Plan nor its submission to stockholders limits the Board's power to adopt other incentive arrangements, including arrangements that do not qualify under Code Section 162(m).

    The following is a brief description of the material features of the 1997 Plan. Such description is qualified in its entirety by reference to the full text of the 1997 Plan, which is attached as Exhibit 10.1 to the Company's Registration Statement on Form S-8, which was filed with the SEC on January 27, 1998, and can be accessed through the SEC's website (www.sec.gov). The 1997 Plan can also be obtained by contacting Martin E. Schloss, Vice President, General Counsel and Secretary, Autotote Corporation, 750 Lexington Avenue, 25th Floor, New York, New York 10022 (telephone: 212-754-2233).

    Types of Awards. The terms of the 1997 Plan provide for grants of stock options, SARs, restricted stock, deferred stock, and other stock-related awards ('Awards').

    Shares Subject to the 1997 Plan; Other Limitations on Awards. Under the 1997 Plan, the total number of shares of Common Stock reserved and available for delivery to participants in connection with Awards was originally 1.6 million. As of February 22, 2000, 18,848 shares remained available for grant under the 1997 Plan and 1,574,000 shares were subject to outstanding Awards under the 1997 Plan. The amendment to the 1997 Plan would make an additional 1.8 million shares available for Awards. In addition, as of February 22, 2000, 1,092,435 shares remained available for grant under the Company's other existing executive compensation plans and 6,594,297 shares were subject to outstanding options and other awards under such existing plans. Any shares of Common Stock delivered under the 1997 Plan may consist of authorized and unissued shares or treasury shares. Stock subject to an Award that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of shares to the participant, including Common Stock withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will again be available for Awards under the 1997 Plan. On February 22, 2000, the closing sales price of Common Stock on the consolidated reporting tape of the American Stock Exchange was $4.9375 per share.

    In addition, the 1997 Plan imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Code. Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of Common Stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant shall not exceed one million shares for each type of such Award, subject to adjustment in certain circumstances. The Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the 1997 Plan and subject to outstanding Awards (including adjustments to exercise prices and number of shares of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations, accounting principles, or other special events.

    Eligibility. Executive officers and other officers and employees of the Company or any subsidiary, including such persons who may also be directors of the Company, non-employee directors of the

Company, and other persons designated by the Committee if such persons provide substantial services to the Company or its subsidiaries and who are designated as eligible by the Committee, shall be eligible to be granted Awards under the 1997 Plan. The Company has approximately 775 full-time employees. Since the inception of the Company, under the 1997 Plan and prior plans maintained by the Company, approximately 224 individuals have been granted stock options. The Awards under the 1997 Plan have been granted to officers, directors and other key personnel. Future Awards that would be received or allotted to any individual or group of employees under the 1997 Plan are not determinable.

    Administration. The 1997 Plan is administered by the Compensation Committee. The Board may, however, itself perform the functions of the Committee or may appoint a different committee to administer the 1997 Plan. If any member of a Board committee designated to administer the 1997 Plan does not qualify as a 'Non-Employee Director' under Rule 16b-3 or an 'outside director' under Code
Section 162(m), the Committee may function through a subcommittee composed solely of two or more qualifying members, or the non-qualifying member of the Committee may abstain or recuse himself or herself from actions that would be affected by his or her non- qualifying status.

    Subject to the terms and conditions of the 1997 Plan, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 1997 Plan, and make all other determinations that may be necessary or advisable for the administration of the 1997 Plan. The 1997 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1997 Plan.

    Stock Options and SARs. The Committee is authorized to grant stock options, including both ISOs that can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR is determined by the Committee, but must not be less than the fair market value of a share of Common Stock on the date of grant (except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally is fixed by the Committee, except no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, Common Stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee.

    Restricted and Deferred Stock. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Common Stock which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

    Dividend Equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares, other Awards, or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares, Awards, or other investment vehicles specified by the Committee.

    Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

    Other Stock-Based Awards. The 1997 Plan authorizes the Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries. The Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding, and forfeiture conditions and restrictions on Awards.

    Performance Goals. The right of a participant to exercise or receive a grant or settlement of restricted stock, deferred stock or other stock-based awards, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. Awards granted to persons the Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other most highly compensated executive officers, will, if so intended by the Committee, be subject to provisions that should qualify such Awards as 'performance-based compensation' not subject to the limitation on tax deductibility by the Company under Code Section 162(m).

    The performance goals to be achieved as a condition of payment or settlement will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria. In the case of Awards intended to meet the requirements of Code Section 162(m), the business criteria used must be one of those specified in the 1997 Plan, although for Awards not intended to meet the requirements of Code Section 162(m), the Committee may specify any other criteria. The business criteria specified in the 1997 Plan are: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total stockholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies.

    Other Terms of Awards. Awards may be settled in the form of Common Stock, other Awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 1997 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or that previously acquired shares or other property will be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1997 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes.

    Awards under the 1997 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other

Awards under the 1997 Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

    Acceleration of Vesting. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a 'change in control' of the Company except to the extent otherwise determined by the Committee at the date of grant. In addition, the Committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. Upon the occurrence of a change in control, except to the extent otherwise determined by the Committee at the date of grant, previously unvested options may at the election of the participant be cashed out based on a defined 'change in control price,' which will be the higher of (i) the cash and fair market value of property that is the highest price per share of Common Stock paid (including extraordinary dividends) in any change in control, or (ii) the highest fair market value per share of Common Stock (generally based on market prices) at any time during the 60 days before a change in control. 'Change in control' is defined in the 1997 Plan to include a person or group becoming a beneficial owner of 40% or more of the combined voting power of the Company or the occurrence of an acquisition of the Company by merger, consolidation, asset purchase or otherwise requiring stockholder approval.

    Amendment and Termination of the 1997 Plan. The Company's Board of Directors may amend, alter, suspend, discontinue, or terminate the 1997 Plan or the Committee's authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the Company's shares are then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants or the Company upon such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the 1997 Plan or broaden eligibility. Unless earlier terminated by the Board, the 1997 Plan will terminate at such time as no shares remain available for issuance under the 1997 Plan and the Company has no further rights or obligations with respect to outstanding Awards under the 1997 Plan.

    Federal Income Tax Implications of the 1997 Plan. The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the 1997 Plan.

    The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the nonforfeitable shares received.

    Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option or SAR).

    The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option or SAR. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant.

Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

    With respect to Awards granted under the 1997 Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

    With respect to Awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture (e.g., restricted stock), the participant must generally recognize ordinary income equal to the fair market value of the shares or other property at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of receipt of the shares or other property. The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

    Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax by the participant.

    As discussed above, Code Section 162(m) disallows certain tax deductions by the Company. The Company intends that options and SARs granted under the 1997 Plan, and designated performance awards granted under the 1997 Plan, will qualify as 'performance-based compensation' not subject to Code Section 162(m). A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 1997 Plan will be fully deductible under all circumstances. In addition, other awards under the 1997 Plan, such as other stock-based awards and performance awards not designated as qualifying Code Section 162(m) awards, generally will not so qualify, so that compensation paid to a named executive officer in connection with such awards could be subject to the Code Section 162(m) limitation. Finally, under current regulations performance awards granted under the 1997 Plan after the Company's Annual Meeting of Stockholders in the year 2002 and thereafter will require further stockholder approval in order to qualify as 'performance-based compensation.'

    The foregoing general discussion of federal income tax consequences is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 1997 Plan. Different tax rules may apply to specific participants and transactions under the 1997 Plan. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state, and local tax laws.

                  THE BOARD RECOMMENDS A VOTE 'FOR' THIS PROPOSAL

              PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board has appointed KPMG LLP as independent accountants for the Company to examine the Company's financial statements for the current fiscal year ending October 31, 2000 and recommends that the stockholders of the Company ratify that appointment. KPMG LLP has served as the Company's independent accountants for all fiscal years since the fiscal year ended October 31, 1982 and has no relationship with the Company other than that arising from its employment as independent accountants and consultants. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

    The persons named on the enclosed proxy card intend to vote each proxy for ratification of the appointment of KPMG LLP unless such proxy specifies otherwise. If the appointment is not ratified by stockholders, the Board is not obligated to appoint other independent accountants, but the Board will give consideration to such unfavorable vote.

                  THE BOARD RECOMMENDS A VOTE 'FOR' THIS PROPOSAL

                                 OTHER BUSINESS

    The Board of Directors has no reason to believe that any other business in addition to the foregoing will be presented at the Annual Meeting, but if any other business is properly presented, votes pursuant to the proxy will be cast thereon in accordance with the judgment of the persons named in the accompanying proxy.

               STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, if a stockholder wants to submit a proposal for inclusion in the Company's proxy materials for the next annual meeting of stockholders, it must be received at the Company's principal executive offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Secretary, not later than October 27, 2000. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, that permit them to prove the date of delivery.

    If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under Exchange Act, the Company must receive notice of such proposal at the address given above by January 12, 2001, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and the Company's proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in its proxy materials.

    The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year's annual meeting. If the Board changes the date of next year's annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice under Item 5 in the Company's earliest possible quarterly report on Form 10-Q, or if that is impracticable, by any means reasonably calculated to inform the stockholders.

    Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                                          By Order of the Board of Directors

                                          MARTIN E. SCHLOSS
                                          Vice President, General Counsel and
                                          Secretary

Dated: February 22, 2000

PROXY


                           AUTOTOTE CORPORATION

         750 LEXINGTON AVENUE, 25TH FLOOR, NEW YORK, NEW YORK 10022

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS -- MARCH 23,2000

     The undersigned hereby appoints Martin E. Schloss and DeWayne E. Laird, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Autotote Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Autotote Corporation to be held at the Metropolitan Club, 1 East 60th Street, New York, New York at 10:00 a.m. on Thursday, March 23, 2000, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked.
                                                            -----------------
                      (TO BE SIGNED ON REVERSE SIDE)           SEE REVERSE
                                                                   SIDE
                                                            -----------------

                  Please Detach and Mail in the Envelope Provided


[X]  Please mark your
     votes as in this
     example.



                              WITHHOLD
                  FOR ALL     AUTHORITY
                 NOMINEES  from all nominees                                                                 FOR   AGAINST   ABSTAIN
1. Election of
   Directors      [   ]          [   ]       Nominees: A. Lorne Weil         2. Approval of Amendment to the [  ]    [  ]     [  ]
                                                       Marshall Bartlett        Company's 1997 Incentive
INSTRUCTION: To withhold authority to vote             Larry J. Lawrence        Compensation Plan.
for any individual nominee(s), place an "X"            Sir Brian G. Wolfson
in the left box "FOR ALL NOMINEES" and write           Alan J. Zakon         3. Ratification of KPMG LLP as  [  ]    [  ]     [  ]
the name(s) of any such nominee(s) in the                                       independent auditors of the
space provided below:                                                           Company for the fiscal year
                                                                                ending October 31, 2000.

                                                                             4. On such other matters as amy properly come before
                                                                                the meeting.

                                                                             This proxy, when properly executed, will be voted in
                                                                             the manner directed herein by the undersigned
                                                                             stockholder. If no direction is given, this proxy
                                                                             will be voted FOR the election of all the nominees
                                                                             for director listed above and FOR Proposals 2 and 3.


                                                                                Please check if you plan to attend the meeting. [  ]


                                                                             Please mark, date and sign this proxy and return it in
                                                                             the enclosed envelope.


SIGNATURE(S)__________________________________________________________________________________DATED__________________________,2000

            __________________________________________________________________________________DATED__________________________,2000

                 Please sign exactly as your name appears above. For joint accounts, each joint owner must sign.
                           Please give full title if signing in a representative capacity.



                            STATEMENT OF DIFFERENCES
                            ------------------------

The trademark symbol shall be expressed as................................ 'TM'